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                                                               Exhibit 10.7


                                RENTAL AGREEMENT

THIS RENTAL AGREEMENT is executed on this 11th day of August 1998, by and between CIVITAS EQUITY FUND I, LLC, (Owner) and SNAP TECHNOLOGIES, INC., (Occupant), for the purpose of leasing certain space hereinafter described.

DESCRIPTION OF PREMISES: Owner leases to Occupant approximately 337 sq. ft. in the basement of 101 Townsend Street, San Francisco, CA 94107 for storage purposes. Occupant has examined the Premises and acknowledges and agrees that the Premises and common areas are satisfactory for all purposes for which Occupant shall use the Premises or common areas.

TERM: This lease is written on a month-to-month basis. Either Lessor or Lessee may terminate lease with a 30 day written notice from either party.

RENT: Occupant shall pay Owner as a monthly rent the sum of $.65 per square foot, for a total of $219.00 commencing August 15, 1998. Rent is due on the first of each month. In the event Occupant fails to pay the rent by the 10th day of the month, Occupant shall pay a 6% late charge.

USE OF PREMISES: Occupant shall store only personal property that Occupant owns and will not store property that is claimed by another or in which another has any right, title, or interest. Occupant shall not store food or perishable goods, flammable materials, explosives or other inherently dangerous material, nor perform any welding. Occupant shall not store any property on the Premises which would result in the violation of any law or regulation of any governmental authority, including all laws and regulations relating to Hazardous Materials and waste disposal. Occupant shall not use the Premises in any manner that will constitute nuisance or unreasonable annoyance to other occupants in the Premises. Occupant acknowledges that the premises may be used for storage only, and that the use of the Premises to conduct business or for human or animal habitation is prohibited. Provisions have been made to prevent access to the basement via the freight elevator to anyone other than Lessor or Lessee.

ALTRATIONS: Occupant shall not make or allow alterations of any kind to the Premises without the prior written consent of the Owner.

INSURANCE: All property is stored by Occupant at Occupant's sole risk. Insurance is Occupant's sole responsibility. Occupant must obtain insurance, covering damage by fire, extended coverage perils, vandalism, burglary, and all other risks of any nature, for the full value of Occupant's property. Such insurance will carry an "Additional Insured-Lessor of Premises" endorsement-Civitas Equity Fund I, LLC, shall be named as an additional insured.

LIMITATION OF OWNER'S LIABILITY; INDEMNITY: Owner and Owner's Agents will have no responsibility to Occupant or to any other person for any loss, liability, claim, expense, damage to property or injury to persons from any cause, unless the loss is directly caused by Owner's fraud, willful injury, or willful violation of law.


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Occupant's signature below acknowledges that he has read and understands the provisions of this lease.






Executed on August 11th 1998

BY:  LESSOR                            BY:  LESSEE

CIVITAS EQUITY FUND I, LLC             SNAP TECHNOLOGIES, INC.



By:                                    By:

/s/ Douglas P. Dahlin                  /s/ Howard A. Berman
-------------------------------        -------------------------------
Douglas P. Dahlin                      Howard A. Berman
Manager                                VP, Sales and Marketing


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